EXHIBIT 99.1



The following press release was issued by Prospect Energy Corporation on December 27, 2004.

Prospect Energy Corporation Announces Refinancing of Gas Solutions

NEW YORK - (Market Wire) - December 27, 2004 Prospect Energy Corporation (NASDAQ: PSEC, the "Company") announced today that its portfolio investment Gas Solutions II Ltd. ("Gas Solutions") has closed a senior secured loan of $12.5 million from First American Bank, SSB ("FAB"). The loan bears interest at LIBOR plus 225 basis points, matures in 2010, begins straightline quarterly amortization payments June 30, 2005 and benefits from standard covenant protection for a loan of this type. The loan agreement and any other material contracts will be filed with the Company's next 10-Q.

Gas Solutions used $9.3 million of the proceeds of the loan to repay debt owed to the Company. The Company's investment in Gas Solutions now stands at $5.3 million of equity and $18.4 million of second-lien secured debt. In connection with this refinancing, the Company has provided certain limited assurances to FAB with respect to potential legal claims that might or could be asserted by certain third parties; these assurances are backed by segregated funds in the Company's custody account aggregating approximately $12.85 million. These funds are to be released after the earlier of (1) dismissal of such claims, should any be made, or (2) 91 days after the FAB loan is refinanced or otherwise repaid.

As previously disclosed, on December 6, 2004, Dallas Gas Partners, LP ("DGP") served the Company with a complaint filed November 30, 2004 in the United States District Court for the Southern District of Texas in Galveston. The Company believes that the DGP complaint is frivolous and without merit. DGP alleges that DGP was fraudulently induced to sign an agreement with the Company, that the Company breached an alleged fiduciary duty to DGP, and that the Company tortiously interfered with DGP's contract with Gas Solutions in connection with the Company's agreement with DGP. DGP alleges it is the successor to MNW Acquisition, LP ("MNW"), with whom the Company entered into two agreements. The first agreement, a letter of intent dated September 3, 2004 under which Prospect proposed to provide financing to MNW, was subject to Prospect's due diligence in its sole discretion. Under the second agreement, on September 24, 2004, an affiliate of the Company acquired MNW's rights to purchase Gas Solutions, the Company paid DGP and affiliates more than $3 million, and each of the principals of the predecessor general partner of DGP, constituting what we understand to be all of the management and ownership interests in such predecessor, and all of the limited partners of DGP, executed a release, forever discharging the Company from any and all claims in connection with the Company's agreements with DGP. On December 20, 2004, the Company filed a motion to dismiss, an answer, and counterclaim to the DGP complaint denying all of DGP's material claims. The Company intends to defend itself


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against DGP's claims and prosecute the Company's counterclaims vigorously. While the Company is confident of its defenses, the Company recognizes that the results of litigation are inherently uncertain and unpredictable and, as a result, the Company can offer no assurances with respect to any ultimate outcome with respect to this matter.

Concluding a thorough screening process, the Company has identified a candidate for chief financial officer and plans to announce an appointment within the next two weeks. The Company's chief financial and compliance officer was placed on administrative leave as of December 23, 2004. The company expects to engage an outsourced compliance consulting firm to provide compliance-related services.

About Prospect Energy Corporation
---------------------------------
Prospect Energy Corporation is a financial services company that lends to and invests in energy related businesses and assets. Prospect Energy's investment objective is to generate both current income and long-term capital appreciation through debt and equity investments.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties, including, but not limited to, statements as to our future operating results; our business prospects and the prospects of our portfolio companies; the impact of investments that we expect to make; the dependence of our future success on the general economy and its impact on the industries in which we invest; the ability of our portfolio companies to achieve their objectives; our expected financings and investments; the adequacy of our cash resources and working capital; and the timing of cash flows, if any, from the operations of our portfolio companies.

We may use words such as "anticipates," "believes," "expects," "intends", "will", "should," "may" and similar expressions to identify forward-looking statements. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations. Undue reliance should not be placed on such forward-looking statements as such statements speak only as of the date on which they are made. We do not undertake to update our forward-looking statements unless required by law.

     Contact:
     Please send investment proposals to:
     Prospect Energy Corporation
     John Barry
     jbarry@prospectstreet.com
     212-448-0702

     Grier Eliasek
     grier@prospectstreet.com
     212-448-0702